Exhibit 99.1
EIN: 94-0890210
PN: 090
UNOCAL SAVINGS PLAN
FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULE
TOGETHER WITH
REPORTS OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRMS
JUNE 28, 2006 AND DECEMBER 31, 2005

EIN: 94-0890210
PN: 090
UNOCAL SAVINGS PLAN
INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

PAGE

Reports of Independent Registered Public Accounting Firms	1-2

Financial Statements:

Statements of Net Assets Available for Benefits as of June 28, 2006 and December 31, 2005	3

Statements of Changes in Net Assets Available for Benefits for the period from January 1, 2006 through June 28, 2006 and for the Year Ended December 31, 2005	4

Notes to Financial Statements	5-12

Supplemental Schedule:	13

Schedule of Reportable Transactions for the period from January 1, 2006 through June 28, 2006	14

NOTE:	Supplemental schedules, other than the one listed above, are omitted because of the absence of conditions under which they are required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Plan Administrator
Unocal Savings Plan
We have audited the accompanying statement of net assets available for benefits of Unocal Savings Plan (the Plan) as of June 28, 2006, and the related statement of changes in net assets available for benefits for the period from January 1, 2006 through June 28, 2006. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of June 28, 2006, and the changes in net assets available for benefits for the period from January 1, 2006 through June 28, 2006 in conformity with U.S. generally accepted accounting principles.
Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of reportable transactions for the period from January 1, 2006 through June 28, 2006 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Morris, Davis & Chan LLP
Oakland, California
December 7, 2006

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator of the Unocal Savings Plan:
In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Unocal Savings Plan (the “Plan”) at December 31, 2005 and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
July 10, 2006

EIN: 94-0890210
PN: 090
UNOCAL SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
JUNE 28, 2006 AND DECEMBER 31, 2005

	2006	2005

Assets:
Investments, at fair value	$—	$598,012,540
Cash	—	29,727

Total assets	—	598,042,267

Liabilities	—	—

Net assets available for benefits	$—	$598,042,267

See accompanying notes to financial statements.

EIN: 94-0890210
PN: 090
UNOCAL SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE PERIOD FROM JANUARY 1, 2006 THROUGH JUNE 28, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2005

	2006	2005

Additions to net assets attributed to:
Investment income:
Net appreciation in fair value of investments	$11,836,922	$72,586,017
Interest	2,991,643	3,949,000
Dividends	3,208,650	14,439,767

	18,037,215	90,974,784

Contributions:
Participants	25,536,569	40,476,653
Employer	6,344,884	12,439,562

	31,881,453	52,916,215

Total additions	49,918,668	143,890,999

Deductions from net assets attributed to:
Benefits paid to participants	73,152,447	88,162,148
Administrative expense	10,168	10,344

Total deductions	73,162,615	88,172,492

Net (decrease) increase	(23,243,947)	55,718,507

Transfer of plan assets to Chevron Employee Savings Investment Plan	(574,798,320)	—
Transfer of plan assets from Molycorp 401(k) Retirement Savings Plan	—	720,562

Net assets available for benefits
Beginning of period/year	598,042,267	541,603,198

End of period/year	$—	$598,042,267

See accompanying notes to financial statements.

EIN: 94-0890210
PN: 090
UNOCAL SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
JUNE 28, 2006 AND DECEMBER 31, 2005
NOTE 1 - DESCRIPTION OF THE PLAN
The following description of the Unocal Savings Plan (the Plan) provides only general information. Participants should refer to the Plan document or Summary Plan Description for a more complete description of the Plan’s provisions. The Plan is a defined contribution plan which is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.
General
Effective August 10, 2005, pursuant to the Agreement and Plan of Merger, dated April 4, 2005, among Chevron Corporation (Chevron), Unocal Corporation (Unocal or the Company) and Blue Merger Sub Inc., a wholly owned subsidiary of Chevron, as amended July 19, 2005, Unocal Corporation merged with and into Blue Merger Sub Inc., which changed its name to Unocal Corporation thereafter. Chevron acquired 100 percent of the outstanding common shares of Unocal. All of the Unocal common stock held in the Plan were converted to Chevron common stock.
Unocal is the parent of Union Oil Company of California, which was the sponsor of the Plan prior to September 29, 2005. Effective September 29, 2005, Chevron became the Plan sponsor, the Plan administrator, and the Named Fiduciary of the Plan. Mercer Trust Company is the trustee (Trustee), and its affiliate, Mercer HR Services, is the record keeper for the Plan. Mercer Trust Company holds and invests the Plan assets in accordance with the provisions of the Plan and Trust Agreement. Mercer HR Services handles the day-to-day record keeping, accounting, and administrative functions of the Plan.
The Plan booklets dated October 1, 2005, August 2002, January 1, 2001 and May 1, 2000, constitute part of a prospectus covering securities that have been registered under the Securities Act of 1933. The Prospectus, dated August 22, 2005, contains a summary description of contributions to the Plan, earnings on those contributions and distributions from the Plan. The Plan booklets constitute the Summary Plan Description of the Plan.
Plan Merger
On June 28, 2006, the Plan merged with and into the Chevron Employee Savings Investment Plan (ESIP), and assets of $574,798,320 (inclusive of participant loans of $6,458,469) were transferred to Vanguard Fiduciary Trust Company, which became the trustee and provides the investment management, recordkeeping, education and advice services for the ESIP. Active employees who are eligible to participate in the Plan as of June 28, 2006 will participate in the ESIP and the provisions of the ESIP that are generally applicable to all eligible employees.

EIN: 94-0890210
PN: 090
UNOCAL SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
JUNE 28, 2006 AND DECEMBER 31, 2005
NOTE 1 - DESCRIPTION OF THE PLAN (Continued)
Plan Merger (continued)
Effective December 31, 2005, the Molycorp, Inc. 401(k) Retirement Savings Plan was merged into the Plan. Molycorp, Inc. is an indirect wholly owned subsidiary of the Company. All assets were transferred in December 2005 and totaled $720,562.
Participation
Regular, full-time employees are eligible to participate in the Plan immediately upon employment by the Company. Part-time and temporary employees are eligible to participate following the first service year in which they complete at least 1,000 hours of service.
Contributions
Participant Contributions - Participant contributions are voluntary and can be all pre-tax, all after-tax, or a combination of both. A participant’s total annual pre-tax contribution limit is 75 percent of the participant’s annual base pay. The pre-tax contributions are also known as “401(k) contributions”. A participant’s contributions shall not exceed the maximum amount allowed by law. A participant’s after-tax contribution limit is 15 percent of base pay. The total pre-tax contributions and after-tax contributions cannot exceed 75 percent of base pay.
Rollovers into the Plan - The Plan will accept rollovers from the Unocal Retirement Plan and other employers’ qualified plans, subject to certain restrictions.
Company Matching Contributions - Effective January 1, 2006, the Company matching contribution is 4 percent of base pay on 1 percent of employee pre-tax contributions to the Plan or 8 percent of base pay on 2 percent of employee pre-tax contributions to the Plan. Prior to January 1, 2006, the Company matched employee pre-tax 401(k) contributions on a dollar for dollar basis, up to 6 percent of the contributing participant’s base pay in company stock.
Prior to the Chevron merger, at its discretion, the Company directed the Trustee to purchase shares attributable to Company matching contributions either on the open market or by private purchases directly from the Company. During 2005 and prior to the Chevron merger, all purchases were on the open market. At the merger date, all Unocal shares in the Plan were converted to Chevron shares based on the conversion factor prescribed in the merger agreement.

EIN: 94-0890210
PN: 090
UNOCAL SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
JUNE 28, 2006 AND DECEMBER 31, 2005
NOTE 1 - DESCRIPTION OF THE PLAN (Continued)
Participant Accounts
Each participant’s account is credited with the contributions and the respective net investment earnings or losses of the individual funds as governed by the participant’s investment selection. The benefit to which a participant is entitled is the benefit that can be provided by the participant’s vested account.
Vesting
Participants are always 100 percent vested in participant contributions and in the dividends and interest on those contributions. Effective January 1, 2005, all persons who were employees on or after that date were immediately vested in Company contributions.
Participant Loans
All employees who are participants of the Plan and have a sufficient balance in their employee pre-tax contributions account are eligible to apply for a loan. Members borrow against their own pre-tax account balance and all payments of principal and interest are credited back to their account. Loan types available are “any reason” (except investment in registered securities); “home purchase” (for purchase of a primary residence only); and loans “forced” by a hardship withdrawal request. Repayment periods range from 1 to 15 years depending on the type of loan. The Unocal Savings Plan Loan and Hardship Withdrawal Committee determines the interest rate for loans based on appropriate market rates and applicable federal regulations. Participants are allowed to have no more than 2 loans at a time, with the loan amount(s) subject to the limits established by federal law. Interest rates on participant loans ranged from 5.5 percent to 8.75 percent for the period from January 1, 2006 through June 28, 2006 and for the year ended December 31, 2005.
Payment of Benefits
Following termination of employment, participants may elect to receive their account balance or defer their distribution until a later date chosen by the participant, but not beyond April 1 of the year following attainment of age 70-1/2.
Following termination of employment, participants may receive partial withdrawals if they have attained age 55.
The Plan allows in-service distributions of participant after-tax contributions. The Plan also allows hardship withdrawals, subject to applicable legal limitations.

EIN: 94-0890210
PN: 090
UNOCAL SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
JUNE 28, 2006 AND DECEMBER 31, 2005
NOTE 1 - DESCRIPTION OF THE PLAN (Continued)
Forfeitures by Members
As of December 31, 2005, forfeited non-vested accounts totaled $436,492. These accounts are used to reduce future employer contributions. For the period from January 1, 2006 through June 28, 2006 and for the year ended December 31, 2005, employer contributions were reduced by $498,892 and $160,100 from forfeited non-vested accounts, respectively.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The accompanying financial statements are prepared on the accrual basis of accounting in conformity with U.S. generally accepted accounting principles. In addition, the following accounting policies are applied:
a.	Purchases and sales of Unocal and/or Chevron common stock:
During normal trading by participants, the Trustee will aggregate all participant directed stock trades throughout the day into batches and will go to market to execute the transactions in each batch. This may occur up to 9 times per day.
During abnormal conditions or heavy trading by participants, the Trustee may not be able to execute and complete participant directed trades on the same day without affecting the share price. The Trustee is authorized, at its discretion, to buy or sell a portion of the trades during the next day or days. Participants receive the market price for all purchases or sales calculated for the batch in which their shares are included.
b.	Dividend income is recorded on the ex-dividend date.

c.	Interest income is recorded as earned on the accrual basis.

d.	Benefits are recorded when paid.

e.	The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

EIN: 94-0890210
PN: 090
UNOCAL SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
JUNE 28, 2006 AND DECEMBER 31, 2005
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Valuation of Investments
The Plan’s investments are stated at fair value. Shares of registered investment companies are valued at the net asset value of shares held by the Plan at year-end. Unocal and Chevron common stocks were valued at the closing price as reported for the New York Stock Exchange Composite Transactions as of June 28, 2006 and December 31, 2005, as applicable. Investments in common/collective trust funds are valued based on information provided by the Plan’s various investment funds at the net unit value of the shares held by the Plan as of June 28, 2006 and December 31, 2005. Participant loans are valued at their outstanding balances, which approximate fair value.
Use of Estimates in Preparation of the Financial Statements
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of changes in net assets during the reporting periods. Actual results could differ from those estimates.
NOTE 3 - INVESTMENTS
The following table presents investments that represent 5 percent or more of the Plan’s net assets as of December 31, 2005:

Putnam Money Market Fund	$134,993,293
Chevron Common Stock *	104,417,407
Putnam S&P 500 Index Fund	82,092,649
George Putnam Fund of Boston	34,086,640
Vanguard Windsor II Fund	33,334,713

*	Nonparticipant-directed
All assets of the Plan were transferred to the ESIP as of June 28, 2006.

EIN: 94-0890210
PN: 090
UNOCAL SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
JUNE 28, 2006 AND DECEMBER 31, 2005
NOTE 3 - INVESTMENTS (Continued)
The following is the net appreciation (depreciation) in fair value investments by investment category for the period from January 1, 2006 through June 28, 2006, and for the year ended December 31, 2005:

	2006	2005

Mutual funds	$2,357,862	$1,721,971
Common/collective trusts	488,848	4,071,769
Common stock - Unocal	—	84,378,555
Common stock - Chevron	8,990,212	(17,586,278)

Net appreciation in fair value of investments	$11,836,922	$72,586,017

Nonparticipant-Directed Contributions
The nonparticipant-directed transactions consist of Company contributions of $6,344,884 and $12,439,562 for the period from January 1, 2006 through June 28, 2006 and for the year ended December 31, 2005, respectively.
Once the Company purchases the common shares attributable to its matching contributions, the participant immediately has the option to sell and transfer that portion out of Unocal or Chevron common stock into any other investment offered in the Plan, or leave it invested in common stock. The activity subsequent to the Company’s contribution is at the participant’s direction.
NOTE 4 - PLAN AMENDMENT OR TERMINATION
The Plan was merged into the ESIP on June 28, 2006. Chevron expects to continue the ESIP indefinitely, but as future conditions cannot be foreseen, Chevron may, at any time or from time to time, amend or terminate the ESIP in whole or in part. In the event of plan termination, participants are already fully vested in their individual accounts, and the net assets of the Plan must be allocated among the participants and beneficiaries of the Plan in the order provided by ERISA.

EIN: 94-0890210
PN: 090
UNOCAL SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
JUNE 28, 2006 AND DECEMBER 31, 2005
NOTE 5 - FEDERAL INCOME TAX STATUS
The Company obtained its latest determination letter on October 2, 2002, from the Internal Revenue Service (IRS), in which the IRS stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code (the “Code”). The Plan has been restated and amended since receiving the determination letter. However, the Plan administrator and the Plan’s tax counsel believe that the Plan, as restated and amended, is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.
The maximum employee pay eligible for benefit purposes under a qualified plan is $220,000 per year for 2006 and $210,000 per year for 2005.
Federal regulations place an annual dollar limit on the amount of employee pre-tax contributions. The limit is $15,000 for 2006 and was $14,000 for 2005. “Catch-up” contributions allow employees who were at least age 50 to contribute an additional pre-tax contribution of $5,000 for 2006 and $4,000 for 2005. These limits are subject to adjustment in future years, in accordance with federal regulations. If pre-tax contributions reach the annual limit before year-end, they are suspended for the balance of the year. The Company matching contributions are also suspended if an annual limit is reached before year-end.
Withdrawals from the Plan are generally subject to federal income tax. Also, in-service withdrawals and withdrawals following termination of employment prior to age 59 1/2 may be subject to a 10 percent federal income tax penalty.
NOTE 6 - PARTIES-IN-INTEREST
The Company, who also qualifies as a party-in-interest, absorbed certain administrative expenses of the Plan. Such transactions with the Company qualify for a statutory exemption. The Plan also purchased and sold Unocal and Chevron common stocks as follows and such transactions qualify for a statutory exemption.

	2006		2005
	Purchases	Sold	Purchases	Sold

Chevron common stock	$19,335,781	$11,660,274	$32,735,835	$10,732,140
Unocal common stock	—	—	24,297,586	164,388,438

EIN: 94-0890210
PN: 090
UNOCAL SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
JUNE 28, 2006 AND DECEMBER 31, 2005
NOTE 7 - RISKS AND UNCERTAINTIES
The Plan invests in various investment securities which are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term, and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.
NOTE 8 - RECLASSIFICATIONS
Certain amounts in the prior year financial statements were reclassified to conform to current year presentation.

EIN: 94-0890210
PN: 090
SUPPLEMENTAL SCHEDULE

EIN: 94-0890210
PN: 090
UNOCAL SAVINGS PLAN
Schedule H, line 4j - Schedule of Reportable Transactions (1)
For the Period from January 1, 2006 Through June 28, 2006

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Description of Assets				Expense
	(including Interest Rate				Incurred		Current Value of
Identity of Party	and Maturity in Case of				with		Asset on
Involved	a Loan)	Purchase Price	Selling Price	Lease Rental	Transaction	Cost of Asset	Transaction Date	Net Gain

Category (iii) - Series of Transactions (Aggregate) in Excess of 5% of Plan Assets
Chevron Corporation (2)	Common Stock	$19,335,781	$—	$—	$—	$19,335,781	$19,335,781	$—
Chevron Corporation (2)	Common Stock	—	11,660,274	—	—	10,883,181	11,660,274	777,093

(1)	Under ERISA, a reportable transaction is defined as a transaction or series of transactions during the Plan year that involves more than 5 percent of the fair value of the Plan’s net assets at the beginning of the Plan year, with certain exceptions.

(2)	Sponsor and employer and, therefore, a party-in-interest for which a statutory exemption exists.
There were no category (i), (ii), or (iv) reportable transactions.